FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Date of Report (date of earliest event reported): March 7, 2007

                          GLOBETEL COMMUNICATIONS CORP.
             (Exact Name of Registrant as Specified in Its Charter)

         Delaware                      0-23532                 88-0292161
(State or Other Jurisdiction    (Commission File Number)     (I.R.S. Employer
      of Incorporation)                                     Identification No.)

              101 NE 3rd Ave., Suite 1500, Ft. Lauderdale, FL        33301
               (Address of Principal Executive Offices)            (Zip Code)

        Registrant's telephone number, including area code: 954-332-3759

          Former Name or Former Address, if Changed Since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d- 2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e- 4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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1.01  Entry Into a Material Definitive Agreement

      GlobeTel Communications Corp. (the "Company") has entered into a consulting agreement with Ulrich Altvater, the former president of its GlobeTel Wireless subsidiary. The agreement provides for Mr. Altvater to provide certain services to the Company with regard to the assembly and support of the Company's line of HotZone products, the intellectual property for which the Company purchased from Mr. Altvater's previous company in June 2005. In consideration for providing such services, the Company will pay Mr. Altvater a consulting fee of $45,000 per month and Mr. Altvater shall receive 50% of the net proceeds resulting from sales generated by Mr. Altvater.. The term of the consulting agreement is one year.

8.01  Other Events

The Company is winding down the operations of Centerline Communications LLC, a wholly owned subsidiary. In conjunction therewith the Company is investigating whether to sell its related equipment, redeploy such equipment or a combination thereof.

The Company has also reorganized GlobeTel Wireless Corp., a wholly owned subsidiary ("GTW"). GTW will become focused on the sale and implementation of wireless broadband networks. In conjunction with the restructuring, the Company has entered into the above referenced consulting agreement with Mr. Altvater who will continue to provide engineering support for the Company's HotZone products, for which the Company is presently seeking patent protection.

Item 9.01 Financial Statements and Exhibits

(a)  Financial statements of businesses acquired.

         Not applicable

(b)  Pro forma financial information.

         Not applicable

(c)   Shell company transactions.

         Not applicable

(d) Exhibits

Exhibit No.      Description of Exhibit
10.1             Consulting Agreement entered Ulrich Altvater
99.1             Press Release dated April 26, 2007

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signedon its behalf by the undersigned hereunto duly authorized.

                                      GLOBETEL COMMUNICAITONS CORP.
                                      (Registrant)


           Date: April 30, 2007       /s/ Peter Khoury
                                      ------------------------------------------
                                      Peter Khoury, Chief Executive Officer